Exhibit 23.12

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 29, 2013, with respect to the consolidated balance sheet of KW Stadium Gateway Partners, LLC and subsidiary as of December 31, 2012 and the related consolidated statement of operations, members’ capital, and cash flows for the period from April 9, 2012 (inception) through December 31, 2012, and the related notes to the consolidated financial statements, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in amendment no. 1 to the December 31, 2012 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 1, 2013